Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the Syneron Medical Ltd. 2014 Israeli Stock Incentive Plan and the Syneron Medical Ltd. 2014 U.S. Stock Incentive Plan, of our report dated March 21, 2016 with respect to the consolidated financial statements of Syneron Medical Ltd. for the year ended December 31, 2015 and the effectiveness of internal control over financial reporting of Syneron Medical Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 21, 2016.

/s/ KOST, FORER, GABBAY and KASIERER
Tel Aviv, Israel	KOST, FORER, GABBAY and KASIERER
September 8, 2016	A member of EY Global